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                              Rule 424(b)(3)
                              File Numbers: 333-2297 and 33-54049

Pricing Supplement Number:001                    Dated: November 14, 1996

(To Prospectus dated May 14, 1996 and Prospectus Supplement dated June 14,
1996.)

                      $1,550,000,000
                  CORESTATES CAPITAL CORP
     Subordinated Medium-Term Fixed Rate Notes Due
           Nine Months or More From Date of Issue
     Unconditionally Guaranteed as to Payment of Principal, Premium,
           if any, and Interest by
                  CORESTATES FINANCIAL CORP

Cusip:                21869FAA0

Title of Security:    6.750% Subordinated Medium-Term Fixed Rate Notes due
                      November 15, 2006

Principal Amount
to be issued:         $200,000,000

Principal Amount to
be underwritten as
principal:            $187,950,000

Principal Amount to
be placed on an
agency basis:         $12,050,000

Interest rate:        6.750% per annum

Interest Payment
Dates:                November 15 and May 15 of each year, commencing May 15,
                      1997

Stated Maturity Date: November 15, 2006

Initial Public
Offering Price:       99.801% of the principal amount, plus accrued interest,
                      if any From November 21, 1996

Discount/Commission:  .625% of the principal amount

Settlement Date:      November 21, 1996

Redemption
provisions:           None

Repayment provisions: None

Specified Currency:   U.S. dollars

Authorized
Denominations:        $1,000 and integral multiples thereof

Additional/Other
Terms:                None


     Of the total $200,000,000 aggregate principal amount of the 6.750% Subordinated Medium-Term Fixed Rate Notes due November 15, 2006 (the "Notes") offered hereby, $187,950,000 aggregate principal amount of the Notes is being underwritten by J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Lehman Brothers Inc. as principal, and $12,050,000 aggregate principal amount of the Notes is being placed by CoreStates Bank, N.A. as agent.